CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 34 to Registration Statement No. 33-67386 on Form N-6 of the Lincoln Benefit Life Variable Life Account ("the Account") of our report dated March 30, 2020, relating to the financial statements and financial highlights of the Account, and our report dated March 30, 2020, relating to the financial statements of Lincoln Benefit Life Company, both appearing in the Statement of Additional Information, which is part of the Registration Statement for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 10, 2020